SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 14, 2014 (January 13, 2014)

Neuralstem, Inc.

(Exact name of registrant as specified in Charter)

Delaware	000-1357459	52-2007292
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

9700 Great Seneca Highway, Rockville, Maryland 20850

(Address of Principal Executive Offices)

(301) 366-4841

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 13, 2014, the board of directors (“Board”) of Neuralstem, Inc. (the “Company”) was expanded from five (5) to six (6) members upon the appointment of Catherine Angell Sohn. Dr. Sohn will serve as a Class I director until the Company’s 2015 annual shareholders meeting or until such time as she resigns or is removed. Dr. Sohn has also been appointed to the Board’s: (i) Audit and (ii) Governance and Nominating Committees.

Dr. Sohn is the founder of Sohn Health Strategies, where since 2010 she has consulted to pharmaceutical, biotechnology, medical device, and consumer healthcare companies in the areas of business strategy, business development and strategic product development. From 1982 to 2010, she was with GlaxoSmithKline plc, a pharmaceutical company (and with SmithKline Beecham plc before its merger with GlaxoWellcome plc), where she served most recently as Senior Vice President, Worldwide Business Development and Strategic Alliances in the GSK Consumer Healthcare division, and before that, she held a series of positions in Medical Affairs, Pharmaceutical Business Development, U.S. Product Marketing, and global strategic product development in the pharmaceutical division. Dr. Sohn started her career as Assistant Professor of Clinical Pharmacy at the University of the Sciences in Philadelphia, where she currently holds the position of Dean’s Professor. Dr. Sohn is currently an independent director on the Board of Directors of Jazz Pharmaceuticals (NASDAQ: JAZZ) and Landec Corp (NASDAQ: LNDC).

There are no family relationships among Dr. Sohn and any of our executive officers or directors.

As compensation for her services on the Board and the respective committees on which she serves, Dr. Sohn will participate in the Company’s non-executive board compensation plan.

A copy of the press release announcing the appointment of Dr. Sohn is attached to this report as Exhibit 99.01.

Item 9.01	Financial Statement and Exhibits.

Exhibit Number	Description

99.01	Press Release Dated January 14, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NEURALSTEM, INC

By:	/s/ I. Richard Garr
I. Richard Garr Chief Executive Officer

Dated: January 14, 2014

Exhibit Number	Description

99.01	Press Release Dated January 14, 2014